ETF SERIES SOLUTIONS

Fee Waiver Agreement

December 7, 2018

THIS FEE WAIVER AGREEMENT (the "Agreement") is entered into by and between ETF Series Solutions, a Delaware statutory trust (the "Trust"), on behalf of the Quadratic Interest Rate Volatility and Inflation Hedge ETF (the "Fund"), a series of the Trust; Exchange Traded Concepts, LLC (the "Adviser"), the Fund's investment adviser; and Quadratic Capital Management LLC (the "Sub-Adviser"), the Fund's sub-adviser.

WITNESSETH:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, on behalf of the Fund, pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to the Fund, and for which it is compensated based on the average daily net assets of the Fund; and

WHEREAS, the Sub-Adviser has entered into an Investment Sub-Advisory Agreement with the Trust, on behalf of the Fund, and the Adviser, pursuant to which the Sub-Adviser manages all of the securities and other assets of the Fund, and for which it is compensated by the Adviser based on the average daily net assets of the Fund; and

WHEREAS, the Trust, the Adviser, and the Sub-Adviser have each determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the fee paid by the Fund to the Adviser and by the Adviser to the Sub-Adviser to reflect the estimated costs associated with the Fund's anticipated investments in other investment companies; and

WHEREAS, the Trust, the Adviser, and the Sub-Adviser anticipate terminating or not renewing this Agreement should the Fund no longer invest in other investment companies as part of its principal investment strategy.

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1. ADVISER FEE WAIVER. The Adviser agrees to a reduction of four basis points (0.04%) (the "Waiver Amount") in the Fund's unitary management fee (i.e., to an effective management fee of 0.95% of the Fund's average daily net assets) effective as of the commencement of the Fund's operations.

2. SUB-ADVISER FEE WAIVER. The Sub-Adviser agrees to a reduction in the Fund's sub-advisory fee (paid by the Adviser to the Sub-Adviser) in an amount equal to the Waiver Amount effective as of the commencement of the Fund's operations.

3. TERM. This Agreement shall remain in effect until December 31, 2019, unless sooner terminated as provided by Section 4 herein, and shall not renew automatically.

4. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days' written notice to the Adviser and Sub-Adviser. This Agreement may not be terminated by the Adviser or Sub-Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement or Investment Sub-Advisory Agreement for the Fund is terminated, with such termination of this Agreement effective upon the effective date of the termination of the Investment Advisory Agreement or Investment Sub-Advisory Agreement.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other parties.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

EXCHANGE TRADED CONCEPTS, LLC By: /s/ J. Garrett Stevens Name: J. Garrett Stevens Title: Chief Executive Officer
QUADRATIC CAPITAL MANAGEMENT LLC By: /s/ Nancy Davis Name: Nancy Davis Title: Managing Partner
ETF SERIES SOLUTIONS on behalf of the Fund By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President